Exhibit 99.1
Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2009 Results and 2010 Outlook
BROOMFIELD, Colo. - September 24, 2009 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the fiscal year ended July 31, 2009.

Fiscal 2009 Highlights

•	Resort Reported EBITDA, which includes the Company’s Mountain and Lodging segments, of $171.1 million in Fiscal 2009 decreased $59.6 million, or 25.8%, from the prior year.

•	Real Estate Reported EBITDA of $44.1 million in Fiscal 2009 decreased $1.9 million, or 4.0%, from the prior year.

•	Net income of $49.0 million in Fiscal 2009 decreased $54.0 million, or 52.4%, from the prior year.

•
Net Debt leverage ratio of 1.96 times trailing twelve months Total Reported EBITDA, $69.3 million of cash and cash equivalents on hand as of July 31, 2009, and no revolver borrowings under the Company’s $400 million senior credit facility.

Commenting on the Company’s Fiscal 2009 results, Rob Katz, Chief Executive Officer said, “I am pleased that Vail Resorts was able to deliver solid results for the fiscal year ended July 31, 2009, given the unprecedented economic environment and its impact on the travel and leisure sectors.  Our fourth fiscal quarter is a seasonally low quarter with no ski operations.  Therefore, our year-end results, especially in our Mountain segment, tracked with trends previously reported for our third quarter to date.  Overall, our Fiscal 2009 net income as well as Resort Reported EBITDA fell in the upper end of our guidance ranges (which we issued in March 2009 and reaffirmed in June 2009, in our second and third quarter earnings releases, respectively), while Real Estate Reported EBITDA slightly exceeded the upper end of our previous range.  These results all benefited from our continued focus on cost controls.  The Company implemented cost savings initiatives in Fiscal 2009, which helped to insulate our results from the full impact of the downturn in travel and leisure spending and better position the Company for Fiscal 2010.  Importantly, we were able to achieve these expense reductions, while actually improving our company-wide overall guest satisfaction scores over the prior year.  Total skier visits declined 5.3% for the 2008/2009 ski season and total lift ticket revenue declined 8.4%.  We estimate that total Destination (out-of-state and international) visitation declined by approximately 15% for the 2008/2009 ski season, while we saw overall visits from season pass holders improve by 17.0% due to an increase in the number of passes sold and an increase in pass usage during the season.  Visitation at our Colorado resorts declined by 3.5% during the 2008/2009 ski season compared to the 2007/2008 ski season.  This compares very favorably to the skier visit results reported by the rest of the Colorado ski industry, which declined 6.9% over the same period and the Utah ski industry, which declined 6.5%.  The number of season passes sold for the 2008/2009 ski season was 12.2% greater than the number of passes sold for the 2007/2008 ski season, due in large part to the introduction of the Epic Season Pass in the 2008/2009 season, and when combined with an 8.3% increase in effective pass price, drove a 21.7% increase in season pass revenue.  Season pass revenue as a percent of total lift ticket revenue grew from 26% for the 2007/2008 ski season to 34% for the 2008/2009 ski season.   Our ancillary business revenue lines, including ski school, dining and retail/rental, experienced greater percentage declines than our lift ticket revenue variance due to the combination of lower Destination visitation and lower average guest spend during their stay.”

Katz continued, “The impact of the economic environment continued into the fourth quarter for our Lodging segment, where our properties continued to experience a much closer-in booking window and offered an increased level of promotions and packaging discounts that reduced revenue per available room (“RevPAR”).  RevPAR at our owned hotels, on a same store basis, declined by 10.9% for Fiscal 2009, which was a smaller decline than that experienced by the luxury and the upper upscale segments of the lodging industry as a whole, which had estimated RevPAR declines of approximately 21% and 15%, respectively.  Our group lodging business was also negatively impacted and as a result the Company saw a mix shift from group to transient business.  While the Company was able to reduce Resort operating expenses, including from our previously announced cost savings initiatives, our Resort Reported EBITDA as a percentage of revenue for Fiscal 2009 declined by 5.4 percentage points as cost reductions could not offset revenue declines.  We were very pleased with our Fiscal 2009 Real Estate segment results, which included the closing on eight Lodge at Vail Chalet units, 42 residences at Crystal Peak Lodge and two condominium units at the Arrabelle, which together represented the vast majority of our $186 million in Fiscal 2009 Real Estate segment revenue.  In addition, we received final initiation fee deposits on 400 memberships to the Vail Mountain Club and Arrabelle Club representing total membership proceeds in excess of $71 million.  Our Fiscal 2009 Resort operating results, real estate sales proceeds and private club initiation fee deposits, combined with stringent discipline in managing our balance sheet and capitalization positioned us well in this challenging environment with Net Debt leverage less than two times trailing twelve months Total Reported EBITDA, no borrowings under our revolver and virtually no principal maturities due on any of our debt until 2014.”

Mountain Segment

•	Mountain segment net revenue was $614.6 million in Fiscal 2009 compared to $685.5 million in Fiscal 2008, a decline of 10.3%.

•	Mountain Reported EBITDA was $164.4 million in Fiscal 2009 compared to $220.6 million in Fiscal 2008, a decline of 25.5%.

Lift ticket revenue in Fiscal 2009 decreased $25.4 million, or 8.4%, from the prior fiscal year primarily due to a 21.1% decrease in visits excluding season pass holders, driving an 18.8% decrease in lift revenue excluding season pass revenue, partially offset by the 21.7% increase in season pass revenue and a 2.9% increase in effective ticket price excluding season passes.  The overall visitation decline was primarily as a result of the decrease in visitation from Destination guests, partially offset by strong visitation from season pass holders, especially from the new Epic Season Pass holders, who on average skied more in the current year per pass than holders of our other season pass products.  Our season pass holders used their season passes to a greater degree this season, skiing on average 10.6 times in the 2008/2009 ski season compared to 9.7 times per season pass in the prior season.  A portion of the decline in lift revenue excluding season pass revenue was caused by a shift in Destination guests purchasing the Epic Season Pass instead of other lift ticket products, with the increase in season pass visits causing the overall decline in effective ticket price of 3.2% for the fiscal year.  The mix of Destination to in-state guest visits for the 2008/2009 ski season was approximately 57% to 43%, respectively, compared to approximately 63% to 37%, respectively, in the prior ski season.

Revenues for the Company's ski school, dining and retail/rental operations, were all negatively impacted by the severe downturn in the economic environment, which resulted from the decrease in Destination guest visitation as well as an overall decrease in spending per guest.  Ski school revenue decreased $16.0 million, or 19.7%, in Fiscal 2009 compared to Fiscal 2008, as ski school revenue is primarily driven by Destination guests.  Dining revenue decreased $10.2 million, or 16.4%, in Fiscal 2009 compared to Fiscal 2008, due to an approximate 11% decrease in the number of total on-mountain food and beverage transactions, coupled with an even greater decline in fine dining.  Revenue from retail/rental operations decreased $21.4 million, or 12.7%, in Fiscal 2009 compared to Fiscal 2008 primarily due to lower sales and rental volumes at the Company’s mountain resort stores.  For Fiscal 2009, other revenue increased $2.1 million, or 2.9%, favorably impacted by private club operations (which revenue increased $4.1 million) resulting from the opening of the Vail Mountain Club in November 2008, which partially offset other revenue declines.

Mountain segment operating expenses decreased $19.3 million, or 4.1%, during Fiscal 2009 compared to Fiscal 2008, which primarily resulted from a decrease in labor and labor-related benefits expense of $10.1 million, or 5.8%, as well as a $6.5 million, or 9.0%, decrease in retail cost of sales (commensurate with the decrease in retail revenue).  The labor expense decline was primarily due to decreased staffing levels driven by lower volume in ski school, dining and retail/rental operations as well as the impacts of cost reduction initiatives including the suspension of the Company’s matching contribution to its 401(k) program effective January 2009 and a company-wide wage reduction plan implemented in April 2009.  Additionally, resort related fees (including Forest Service fees, other resort-related fees, credit card fees and commissions) decreased $3.2 million, or 8.9%, compared to Fiscal 2008 due to overall declines in revenue on which those fees are calculated, and other expenses decreased $1.3 million, or 1.3%, due primarily to lower food and beverage cost of sales, supplies and fuel expense, partially offset by higher property taxes, utilities and repairs and maintenance expense.  All of the above decreases were slightly offset by a $1.9 million, or 2.3%, increase in general and administrative expenses primarily due to higher allocated corporate expenses.  The decreases in operating expenses however were not enough to offset the declines in segment net revenues resulting in lower flow through of net revenue to Mountain Reported EBITDA of approximately 5.5 percentage points for Fiscal 2009, compared to the same period in the prior year.  Mountain equity investment income, which primarily includes the Company's share of income from the operations of a real estate brokerage joint venture, decreased $4.6 million for Fiscal 2009 compared to Fiscal 2008 primarily due to decreased commissions earned by the brokerage due to a lower level of real estate closures compared to Fiscal 2008.

Lodging Segment

•
Lodging segment net revenue was $176.2 million in Fiscal 2009 compared to $170.1 million in Fiscal 2008, an increase of 3.6%, primarily due to the acquisition of Colorado Mountain Express (“CME”) on November 1, 2008 and a full year of operations at The Arrabelle at Vail Square hotel (the “Arrabelle”), which opened in January 2008.  Excluding the impact of CME, Lodging segment net revenue would have decreased $11.8 million, or 6.9%.

•
Fiscal 2009 average daily rate (“ADR”) decreased 5.2% and RevPAR decreased 15.0% at the Company’s owned hotels and managed condominiums on a "same store" basis, excluding the Arrabelle, compared to the prior year.

•
Lodging Reported EBITDA was $6.8 million in Fiscal 2009 compared to $10.2 million in Fiscal 2008, a decline of 33.9%.  Fiscal 2009 Lodging segment results included $18.0 million of revenue and $12.8 million of operating expense from CME, while the prior year Lodging segment results included approximately $3.1 million of start-up and pre-opening expenses related to the Arrabelle.

The Lodging segment experienced significantly less visibility in Fiscal 2009 with a much closer-in booking window in both peak and non-peak periods with Lodging segment results impacted by similar trends realized by the Mountain segment, including the decline in Destination visitation at our mountain resorts.  Total Lodging net revenue for Fiscal 2009 increased $6.2 million, or 3.6%, compared to Fiscal 2008, primarily due to the acquisition of CME on November 1, 2008 and a full year of operations at the Arrabelle, which opened in January 2008.  CME operations contributed $18.0 million in net revenue for Fiscal 2009 and the full year operations of the Arrabelle contributed $11.3 million in net revenue for Fiscal 2009 compared to net revenue of $5.2 million for the partial year of operations of the Arrabelle in Fiscal 2008.

Revenue from owned hotel rooms, including the Arrabelle, decreased $3.7 million, or 7.8%, for Fiscal 2009 compared to Fiscal 2008, which was driven by a decrease in occupancy of 6.2 percentage points, which primarily occurred at the lodging properties proximate to the Company’s ski resorts.  This was due to a decline in Destination visitation and declines in group business (including a decrease in Grand Teton Lodge Company’s (“GTLC”) room revenue of $0.8 million in the fourth quarter of Fiscal 2009 compared to the fourth quarter of Fiscal 2008 primarily due to a decline in group business) as well as decreases in ADR of 0.5%, partially offset by the full year of operations at the Arrabelle (the Arrabelle generated $0.8 million of incremental owned hotel room revenue for Fiscal 2009 compared to Fiscal 2008).  Revenue from managed condominium rooms decreased $2.6 million, or 6.9%, for Fiscal 2009, due to decreases in visitation as noted above, declines in group business primarily at Keystone and decreases in ADR of 2.5%, partially offset by the full year of operations at the Arrabelle, which includes condominium property management (the Arrabelle generated $2.1 million of incremental revenue from managed properties for Fiscal 2009 compared to Fiscal 2008).

Dining revenue for Fiscal 2009 decreased $1.6 million, or 4.9%, as compared to Fiscal 2008 mainly due to decreased overall guest and group visitation as well as decreases in guest spending per visit (GTLC’s dining revenue decreased $1.0 million in the fourth quarter of Fiscal 2009 compared to the fourth quarter of Fiscal 2008 primarily due to a decline in group business).  The decline in dining revenue was partially offset by a full year of dining operations at the Arrabelle (the Arrabelle generated $1.2 million of incremental dining revenue for Fiscal 2009 compared to Fiscal 2008).  Golf revenues decreased $1.2 million, or 7.5%, for Fiscal 2009 compared to Fiscal 2008, primarily resulting from a 6.0% decrease in the number of golf rounds played.  Other revenue decreased $2.8 million, or 7.3%, in Fiscal 2009 compared to Fiscal 2008 primarily due to a reduction in commissions earned from reservations booked through the Company’s central reservation system, which were partially offset by a full year of spa operations at the Arrabelle (the Arrabelle generated $0.9 million of incremental spa revenue for Fiscal 2009 compared to Fiscal 2008).

Lodging segment operating expense increased $9.7 million, or 6.0%, for Fiscal 2009 compared to Fiscal 2008.  Operating expenses for Fiscal 2009 included $12.8 million of CME operating expenses as well as an increase in operating expenses at the Arrabelle of $6.8 million as a result of a full year of operations in Fiscal 2009, which was partially offset by $3.1 million of start-up and pre-opening expenses associated with the Arrabelle recorded in Fiscal 2008.  Excluding the impact of CME operating expenses and operating expenses for the Arrabelle due to a full year of operations (net of start-up and pre-opening expenses recorded in Fiscal 2008), total operating expenses decreased $6.9 million, or 4.6%, in Fiscal 2009 compared to Fiscal 2008, primarily due to a decrease in labor and labor-related benefits of $4.9 million, or 6.9%, due primarily to lower staffing levels associated with decreased occupancy and wage decreases as a result of a company-wide wage reduction plan and a decrease in other expenses of $3.0 million, or 5.6%, primarily due to decreased variable operating costs associated with lower revenue resulting in lower food and beverage cost of sales and credit card fees, offset by an increase in general and administrative expenses of $1.0 million due to higher allocated corporate expenses.

Resort – Combination of Mountain and Lodging Segments

•	Resort net revenue was $790.8 million in Fiscal 2009 compared to $855.6 million in Fiscal 2008, a decline of 7.6%.

•	Resort Reported EBITDA was $171.1 million in Fiscal 2009 compared to $230.8 million in Fiscal 2008, a decline of 25.8%.

Real Estate Segment

•	Real Estate segment net revenue was $186.2 million in Fiscal 2009 compared to $296.6 million in Fiscal 2008, a decline of 37.2%.

•	Real Estate Reported EBITDA was $44.1 million in Fiscal 2009 compared to $45.9 million in Fiscal 2008, a decline of 4.0%.

In Fiscal 2009, Real Estate revenue was driven primarily by the closings of eight Lodge at Vail Chalet units with an average price per square foot of $2,860, 42 residences at Crystal Peak Lodge with an average price per square foot of $1,038 and two condominium units at the Arrabelle with an average price per square foot of $1,623.  Real Estate revenue for Fiscal 2008 was driven primarily by the closings of   64 condominium units at the Arrabelle with an average price per square foot of $1,220, the closings of five Lodge at Vail Chalet units with an average price per square foot of $2,336, the closings of the remaining Jackson Hole Golf & Tennis Club (“JHG&TC”) cabins and contingent gains of $13.0 million on development parcel sales that closed in previous periods.

In Fiscal 2009, Real Estate segment operating expenses included cost of sales of $101.1 million commensurate with revenue recognized, sales commissions of approximately $10.6 million commensurate with revenue recognized and general and administrative costs of approximately $27.6 million (including $4.1 million of stock-based compensation expense).  General and administrative costs were primarily comprised of marketing expenses for the major real estate projects under development (including those that have not yet closed), overhead costs such as labor and labor-related benefits and allocated corporate costs.  In addition, included in segment operating expense for Fiscal 2009, the Company recorded $2.8 million of estimated costs in excess of anticipated sales proceeds for an affordable housing commitment resulting from the cancellation of a contract by a third party developer related to its JHG&TC development.   Real Estate segment operating expenses for Fiscal 2008 included cost of sales of $208.8 million commensurate with revenue recognized, sales commissions of approximately $17.1 million commensurate with revenue recognized and general and administrative costs of approximately $25.4 million (including $3.1 million of stock-based compensation expense).

Total Performance

•	Total net revenue was $977.0 million in Fiscal 2009 compared to $1.2 billion in Fiscal 2008, a decline of 15.2%.

•
Net income was $49.0 million, or $1.33 per diluted share, in Fiscal 2009 compared to net income of $102.9 million, or $2.64 per diluted share, in Fiscal 2008.  Included in the Fiscal 2008 net income results was the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit, net.

Balance Sheet

At July 31, 2009, the Company had cash and cash equivalents on hand of $69.3 million, Net Debt of 1.96 times trailing twelve months Total Reported EBITDA and a $400 million senior credit facility, which matures in 2012, with no revolver borrowings under the facility.  The Company has virtually no principal maturities due until 2014.

Stock Repurchase Program

During Fiscal 2009, the Company repurchased 874,427 shares of common stock at a cost of $22.4 million.  Since inception of this stock repurchase plan in 2006, the Company has repurchased 3,878,535 shares at a cost of approximately $147.8 million, through July 31, 2009.  As of July 31, 2009, 2,121,465 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s senior credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook and Fiscal Year 2010 Guidance

Providing an update on the Company’s 2009/2010 season pass sales, Katz said, “We are very pleased with our advance period season pass sales for our upcoming 2009/2010 ski season, compared to the comparable period of the prior year.  It is clearly a key early indicator for Fiscal 2010 as the Company is able to lock-in a greater portion of its lift ticket revenue before the start of the ski season, which provides significant operating stability as more of our guests each year are willing to commit, prior to the season, to visiting our resorts during the season, in exchange for the value that the pass price provides to the guests relative to our individual day ticket pricing.  Through September 20, 2009, our total season pass sales to date for the upcoming 2009/2010 ski season have increased approximately 15% in sales dollars and approximately 14% in units, over the same period last year, with the prior year selling period representing approximately 55% of the total passes sold for the 2008/2009 ski season.  The pace of the increase to prior year reflects that more people have committed to our pass products earlier in the selling period as compared to the prior year, indicating the strength of our marketing efforts and customer database expansion, with the sales of the Epic Season Pass continuing to outpace our other pass products.  While this remains strong pre-season performance, it is too early to discern the extent to which this trend will continue, and what the ultimate level of any incremental new season pass purchases may be.”

Highlighting some of the Company’s new initiatives, Katz commented, “We have recently announced some very exciting new initiatives for the 2009/2010 ski season targeted at recapturing certain revenue that we lost in our ski school and dining areas in Fiscal 2009.  ‘The Adventure Sessions’ program is tailored to give guests a whole new way to explore the mountain with an expert guide to gain insider’s knowledge of each resort and receive tips to improve their skiing and riding throughout the day.  The program, which teams up guests with other like-minded skiers or riders, is geared towards intermediate, advanced and expert level skiers and riders who are looking for more adventure with the locals’ view of the mountain and less instruction, while at a similar price point to a group lesson.  We also will introduce a guaranteed small group class size program tailored for children, which will offer a cap of four students per class on a reservation only basis.  In addition, we have unveiled new mountain dining initiatives designed to offer the highest quality food combined with some great values.  This includes higher quality signature burgers, a new daily value meal for $9.95 at our on-mountain dining establishments at each resort and a convenient new pre-paid Mountain Meal Card, which will offer added value by providing up to a 20% discount based upon the amount purchased.  We look forward to aggressively marketing these and other programs to our guests throughout this coming year.”

Commenting on Fiscal 2010 guidance, Katz continued, “We would like to announce our guidance for Fiscal 2010.  After the economic turbulence experienced in Fiscal 2009, we expect to benefit from a relatively more stable overall macro economic environment in Fiscal 2010, although our visibility at this point is limited as we are not yet in a period where our ski operations have commenced for the upcoming ski season nor where we would expect to see meaningful bookings for the ski season.  In addition, supported by the momentum of our advance season pass sales for the upcoming 2009/2010 ski season combined with our focused efforts on improving Destination visitation and ancillary business spend, including from newly formulated programs and offerings, we anticipate that the revenue lines of our Resort business will improve year-over-year.  Additionally, the cost savings initiatives implemented during Fiscal 2009 will provide a favorable full year impact in Fiscal 2010.  Therefore based on our current estimates, our Fiscal 2010 guidance range anticipates growth in year-over-year Resort Reported EBITDA.  Contrasting the Resort segment, our Real Estate segment results, which are impacted in any given year by the timing and mix of real estate sold and closed, are expected to decrease significantly given the type and number of units closed in Fiscal 2009 as compared to anticipated closings for Fiscal 2010.”

The following table reflects the forecasted guidance range for the Company’s Fiscal year ending July 31, 2010, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income guidance for Fiscal 2010.

	Fiscal 2010 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2010
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$170,000	$180,000
Lodging Reported EBITDA (2)	5,000	11,000
Resort Reported EBITDA (3)	178,000	188,000
Real Estate Reported EBITDA (4)	(8,000)	--
Total Reported EBITDA	170,000	188,000
Depreciation and amortization	(111,000)	(111,000)
Loss on disposal of fixed assets, net	(1,100)	(1,100)
Investment income	800	850
Interest expense, net	(17,000)	(17,000)
Income before provision for income taxes	41,700	59,750
Provision for income taxes	(16,050)	(23,000)
Net income	$25,650	$36,750

Net income attributable to the non-controlling interests	$(650)	$(1,750)

Net income attributable to Vail Resorts, Inc.	$25,000	$35,000

(1)	Mountain Reported EBITDA includes approximately $5 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.

Earnings Conference Call

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to:  prolonged downturn in general economic conditions, including continued adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity or unauthorized use of our trademarks which diminishes the value of our brands; our ability to integrate and successfully operate future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2009	2008
Net revenue:
Mountain	$36,150	$37,549
Lodging	44,942	48,323
Real estate	20,836	184,587
Total net revenue	101,928	270,459
Segment operating expense:
Mountain	68,616	68,421
Lodging	46,899	46,300
Real estate	17,056	146,454
Total segment operating expense	132,571	261,175
Other operating expense:
Depreciation and amortization	(27,115)	(23,941)
Loss on disposal of fixed assets, net	(256)	(1,167)
Loss from operations	(58,014)	(15,824)
Mountain equity investment (loss) income, net	(949)	1,797
Investment income, net	365	589
Interest expense, net	(5,816)	(7,047)
Minority interest in loss of consolidated subsidiaries, net	2,588	2,548
Loss before benefit for income taxes	(61,826)	(17,937)
Benefit for income taxes	23,096	6,814
Net loss	$(38,730)	$(11,123)

Per share amounts:
Basic net loss per share	$(1.07)	$(0.29)
Diluted net loss per share	$(1.07)	$(0.29)

Weighted average shares outstanding:
Basic	36,312	38,031
Diluted	36,312	38,031

Other Data:
Mountain Reported EBITDA	$(33,415)	$(29,075)
Lodging Reported EBITDA	$(1,957)	$2,023
Resort Reported EBITDA	$(35,372)	$(27,052)
Real Estate Reported EBITDA	$3,780	$38,133
Total Reported EBITDA	$(31,592)	$11,081

Mountain stock-based compensation	$1,415	$985
Lodging stock-based compensation	$406	$354
Resort stock-based compensation	$1,821	$1,339
Real Estate stock-based compensation	$1,114	$880
Total stock-based compensation	$2,935	$2,219

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	July 31,
	2009	2008
Net revenue:
Mountain	$614,597	$685,533
Lodging	176,241	170,057
Real estate	186,150	296,566
Total net revenue	976,988	1,152,156
Segment operating expense:
Mountain	451,025	470,362
Lodging	169,482	159,832
Real estate	142,070	251,338
Total segment operating expense	762,577	881,532
Other operating (expense) income:
Gain on sale of real property	--	709
Depreciation and amortization	(107,213)	(93,794)
Loss on disposal of fixed assets, net	(1,064)	(1,534)
Income from operations	106,134	176,005
Mountain equity investment income, net	817	5,390
Investment income, net	1,793	8,285
Interest expense, net	(27,548)	(30,667)
Contract dispute credit, net	--	11,920
Minority interest in income of consolidated subsidiaries, net	(1,602)	(4,920)
Income before provision for income taxes	79,594	166,013
Provision for income taxes	(30,644)	(63,086)
Net income	$48,950	$102,927

Per share amounts:
Basic net income per share	$1.34	$2.67
Diluted net income per share	$1.33	$2.64

Weighted average shares outstanding:
Basic	36,546	38,616
Diluted	36,673	38,934

Other Data:
Mountain Reported EBITDA	$164,389	$220,561
Lodging Reported EBITDA	$6,759	$10,225
Resort Reported EBITDA	$171,148	$230,786
Real Estate Reported EBITDA	$44,080	$45,937
Total Reported EBITDA	$215,228	$276,723

Mountain stock-based compensation	$4,826	$3,834
Lodging stock-based compensation	$1,778	$1,294
Resort stock-based compensation	$6,604	$5,128
Real Estate stock-based compensation	$4,129	$3,136
Total stock-based compensation	$10,733	$8,264

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Twelve Months Ended		Percentage
	July 31,		Increase		July 31,		Increase
	2009	2008	(Decrease)		2009	2008	(Decrease)
Net Mountain revenue:
Lift tickets	$--	$123	(100.0	) %	$276,542	$301,914	(8.4	) %
Ski school	--	--	--		65,336	81,384	(19.7	) %
Dining	3,803	4,504	(15.6	) %	52,259	62,506	(16.4	) %
Retail/rental	17,537	18,921	(7.3	) %	147,415	168,765	(12.7	) %
Other	14,810	14,001	5.8%		73,045	70,964	2.9%
Total Mountain net revenue	$36,150	$37,549	(3.7	) %	$614,597	$685,533	(10.3	) %
Mountain operating expense:
Labor and labor-related benefits	$22,075	$22,615	(2.4	) %	$165,550	$175,674	(5.8	) %
Retail cost of sales	10,273	10,713	(4.1	) %	66,022	72,559	(9.0	) %
Resort related fees	763	670	13.9%		33,102	36,335	(8.9	) %
General and administrative	16,862	15,873	6.2%		83,117	81,220	2.3%
Other	18,643	18,550	0.5%		103,234	104,574	(1.3	) %
Total Mountain operating expense	$68,616	$68,421	0.3%		$451,025	$470,362	(4.1	) %
Mountain equity investment (loss) income, net	(949)	1,797	(152.8	) %	817	5,390	(84.8	) %
Total Mountain Reported EBITDA	$(33,415)	$(29,075)	(14.9	) %	$164,389	$220,561	(25.5	) %

Total skier visits	--	5	(100.0	) %	5,864	6,195	(5.3	) %
ETP	$--	$24.60	(100.0	) %	$47.16	$48.74	(3.2	) %

	Twelve Months Ended		Percentage
	July 31,		Increase
	2009	2008	(Decrease)
Skier Visits
Vail	1,622	1,570	3.3%
Breckenridge	1,528	1,630	(6.3)%
Keystone	981	1,129	(13.1)%
Beaver Creek	931	918	1.4%
Heavenly	802	948	(15.4)%
Total Skier Visits	5,864	6,195	(5.3)%

ETP	$47.16	$48.74	(3.2)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Twelve Months Ended		Percentage
	July 31,		Increase		July 31,		Increase
	2009	2008	(Decrease)		2009	2008	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,686	$12,968	(9.9	) %	$43,153	$46,806	(7.8	) %
Managed condominium rooms	5,164	5,771	(10.5	) %	34,571	37,132	(6.9	) %
Dining	8,920	10,578	(15.7	) %	30,195	31,763	(4.9	) %
Transportation	1,861	--	--		17,975	--	--
Golf	6,873	7,975	(13.8	) %	15,000	16,224	(7.5	) %
Other	10,438	11,031	(5.4	) %	35,347	38,132	(7.3	) %
Total Lodging net revenue	$44,942	$48,323	(7.0	) %	$176,241	$170,057	3.6%
Lodging operating expense
Labor and labor-related benefits	$20,396	$21,514	(5.2	) %	$81,290	$75,746	7.3%
General and administrative	7,319	5,944	23.1%		27,823	26,877	3.5%
Other	19,184	18,842	1.8%		60,369	57,209	5.5%
Total Lodging operating expense	$46,899	$46,300	1.3%		$169,482	$159,832	6.0%
Total Lodging Reported EBITDA	$(1,957)	$2,023	(196.7	) %	$6,759	$10,225	(33.9	) %

Owned hotel statistics:
ADR	$164.82	$165.36	(0.3	) %	$183.59	$184.42	(0.5	) %
RevPAR	$87.63	$103.08	(15.0	) %	$107.06	$118.97	(10.0	) %

Managed condominium statistics:
ADR	$166.04	$172.52	(3.8	) %	$273.38	$280.37	(2.5	) %
RevPAR	$37.84	$46.76	(19.1	) %	$84.50	$98.68	(14.4	) %

Owned hotel and managed condominium statistics (combined):
ADR	$165.26	$167.99	(1.6	) %	$225.12	$230.17	(2.2	) %
RevPAR	$59.48	$70.86	(16.1	) %	$93.10	$106.43	(12.5	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2009	2008
Real estate held for sale and investment	$311,485	$249,305
Total stockholders' equity	$765,295	$728,756

Long-term debt	$491,608	$541,350
Long-term debt due within one year	352	15,355
Total debt	491,960	556,705
Less: cash and cash equivalents	69,298	162,345
Net debt	$422,662	$394,360

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income (loss) for the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2009 and 2008.

	(In thousands)
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Mountain Reported EBITDA	$(33,415)	$(29,075)	$164,389	$220,561
Lodging Reported EBITDA	(1,957)	2,023	6,759	10,225
Resort Reported EBITDA*	(35,372)	(27,052)	171,148	230,786
Real Estate Reported EBITDA	3,780	38,133	44,080	45,937
Total Reported EBITDA	(31,592)	11,081	215,228	276,723
Loss on disposal of fixed assets, net	(256)	(1,167)	(1,064)	(1,534)
Depreciation and amortization	(27,115)	(23,941)	(107,213)	(93,794)
Investment income, net	365	589	1,793	8,285
Interest expense, net	(5,816)	(7,047)	(27,548)	(30,667)
Contract dispute credit, net	--	--	--	11,920
Minority interest in loss (income) of consolidated subsidiaries, net	2,588	2,548	(1,602)	(4,920)
(Loss) income before benefit (provision) for income taxes	(61,826)	(17,937)	79,594	166,013
Benefit (provision) for income taxes	23,096	6,814	(30,644)	(63,086)
Net (loss) income	$(38,730)	$(11,123)	$48,950	$102,927
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2009.

	(In thousands)
	As of July 31, 2009
Long-term debt	$491,608
Long-term debt due within one year	352
Total debt	491,960
Less: cash and cash equivalents	69,298
Net debt	$422,662

Net debt to Total Reported EBITDA	1.96	x